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Exhibit 5.1

	ATTORNEYS AT LAW 4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420 www.cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Francisco, CA 415 693-2000
May 4, 2004
Discovery Partners International, Inc. 9640 Towne Center Drive San Diego, CA 92121	MATTHEW T. BROWNE (858) 550-6045 mbrowne@cooley.com

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Discovery Partners International, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 7,222,000 shares of Common Stock offered by a certain stockholder of the Company (the "Selling Stockholder Shares") and, to the extent the underwriters of the Selling Stockholder Shares exercise their over-allotment option, up to an aggregate of 1,083,300 shares of Common Stock offered by the Company (the "Company Shares," and together with the Selling Stockholder Shares, the "Shares").

        In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectus (the "Prospectus"), the Company's Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are validly issued, fully paid and nonassessable. On the basis of the foregoing, and in reliance thereon, we are also of the opinion that the Company Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ MATTHEW T. BROWNE Matthew T. Browne, Esq.

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  Exhibit 5.1